Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
April 15, 2008

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jack Pargeon	(614) 480-3878	Maureen Brown	(614) 480-4588
HUNTINGTON BANCSHARES REPORTS:
•	2008 FIRST QUARTER NET INCOME OF $127.1 MILLION, OR $0.35 PER COMMON SHARE
•	Includes a net positive impact of $0.03 per common share from significant items

•	48 basis points of net charge-offs, below 2008 full year targeted range of 60-65 basis points
•	2008 FULL-YEAR REPORTED EARNINGS TARGET OF $1.45-$1.50 PER COMMON SHARE

•	50% REDUCTION IN THE QUARTERLY COMMON DIVIDEND TO $0.1325 PER COMMON SHARE
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2008 first quarter net income of $127.1 million, or $0.35 per common share. Earnings in the year-ago first quarter were $95.7 million, or $0.40 per common share.
     Huntington also revised its 2008 full-year reported earnings target to $1.45-$1.50 per common share, down from the previously targeted amount of $1.57-$1.62 per common share. The reduction primarily reflected a combination of assumption changes including a lower net interest margin, a higher provision for loan and lease losses, and the impact of a planned issuance of capital securities.
     Huntington also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.1325 per common share payable, July 1, 2008, to shareholders of record on June 13, 2008. This represents a 50% reduction from the previous quarterly cash dividend of $0.265 per common share.
PERFORMANCE OVERVIEW
     Performance compared with the 2007 fourth quarter included:
•	Net income of $0.35 per common share, compared with a net loss of $0.65 per common share.

•	Current quarter earnings were positively impacted by $0.03 per common share reflecting the benefits of a gain from the Visa® IPO, the partial reversal of the 2007 fourth quarter Visa® indemnification charge, and a favorable tax benefit from the reduction of a previously established deferred tax valuation allowance, partially offset by net market-related losses, asset impairment, and merger costs. The 2007 fourth quarter net loss reflected the negative impact of $1.00 per common share consisting of costs associated with Franklin Credit Management Corporation (Franklin), net market-related losses, merger costs, a Visa® indemnification charge, and increases to litigation reserves on existing cases.
•	$88.7 million of provision for credit losses, down from $512.1 million in the 2007 fourth quarter. The current quarter included no Franklin-related provision for credit losses. In contrast, the 2007 fourth quarter total provision for credit losses of $512.1 million consisted of $405.8 million Franklin-related and $106.3 million non-Franklin related provision. Non-Franklin provision for credit losses decreased $17.7 million from $106.3 million to $88.7 million. This reflected the benefit of lower non-Franklin related commercial net charge-offs.
•	3.23% net interest margin, down from 3.26% in the 2007 fourth quarter. This reduction primarily reflected the asset-sensitive nature of our balance sheet with a more rapid downward repricing of loans compared with funding costs, primarily deposits, as interest rates declined throughout the 2008 first quarter.
•	6% annualized linked-quarter growth in average total commercial loans and a 1% annualized linked-quarter decline in average total consumer loans.
•	2% annualized linked-quarter decline in average total core deposits, primarily reflecting a seasonal decline in average non-interest bearing demand deposits.
•	$65.2 million linked-quarter increase in total non-interest income, primarily reflecting the benefits of a decline in market related losses, the current quarter’s gain from the Visa® IPO, growth in mortgage origination income, seasonal growth in insurance income, and an increase in automobile operating lease income, partially offset by current quarter seasonal declines in deposit and other service charges.
•	$69.1 million linked-quarter decline in total non-interest expense. Excluding from both periods merger-related costs, the Visa® indemnification impacts, and automobile operating lease expense, as well as asset impairment in the current quarter and the prior quarter’s increase to litigation reserves on existing cases, total non-interest expense increased. This increase was due primarily to higher seasonal expenses for payroll taxes, as well as increases in OREO and collection expenses, which more than offset the realization of the remaining targeted $115 million annualized merger expense efficiencies.
•	$11.1 million benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance as a result of the 2008 first quarter Visa® IPO.
•	$48.4 million of net charge-offs, or 0.48% of average loans and leases. The current quarter included no Franklin-related net charge-offs. These results compare with $377.9 million, or 3.77%, in the 2007 fourth quarter, which included $308.5 million of Franklin-related and $69.4 million, or 0.72%, non-Franklin related net charge-offs.
•	1.53% period-end allowance for loan and lease losses (ALLL) ratio, up from 1.44% at the end of the fourth quarter.
•	1% increase in non-performing assets (NPAs) to $1.678 billion from $1.660 billion at the end of the fourth quarter, primarily reflecting:
•	An 18% increase in non-accrual loans (NALs) to $377.4 million from $319.8 million at the end of the fourth quarter, with most of the increase in middle market commercial real estate (CRE) loans, specifically the single family home builder segment. Period-end NALs represented 0.92% of total loans and leases, up from 0.80% at December 31, 2007.

•	A 3% decline in the Franklin restructured loans, to $1.157 billion from $1.187 billion. While classified as NPAs, these loans are performing and continued to accrue interest. Importantly, first quarter cash flows substantially exceeded that required by terms of the 2007 fourth quarter restructuring. First quarter performance included no related provision for credit losses or net charge-offs.
•	7.55% and 10.86% period-end Tier 1 and Total risk-based capital ratios, both increased from 7.51% and 10.85%, respectively at December 31, 2007, and well above the regulatory “well capitalized” minimums of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
     “Within the context of increasingly challenging market and economic conditions, we are generally pleased with this performance,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “The significant and rapid succession of interest rate reductions by the Federal Reserve compressed our net interest margin, as our balance sheet was asset-sensitive in the short term. This resulted in a decline in net interest income from the 2007 fourth quarter, despite reasonable growth in loans and deposits. Key fee income activities reflected seasonal declines with expenses reflecting seasonal increases.”
     “We were pleased that credit quality performance was consistent with previously announced expectations,” he continued. “Our allowance for loan and lease losses (ALLL) increased 9 basis points, reflecting the impact of increased uncertainties of the current environment, and consistent with our expectation of building most of our ALLL increase in the first half of the year. We anticipate less reserve building in the second half of the year. Our net charge-off ratio was 48 basis points, well below our 2008 full-year net charge-off targeted range which remains at 60-65 basis points. Our expectation is that net charge-offs in coming quarters will be higher than in the first quarter. Building reserves in advance of net charge-offs is consistent with our quantitative ALLL methodology.”
     He continued, “We continue to monitor closely our lending relationship with Franklin Credit Management Corporation. First quarter cash flows from the Franklin loans substantially exceeded that required per terms of the 2007 fourth quarter restructuring agreement. The loans to Franklin at the end of the quarter were all performing and accruing interest.”
     “We are reducing our 2008 full-year earnings estimate to $1.45-$1.50 per share,” he said. “This reflects first quarter performance and our expectation of continued pressure on our net interest margin and the level of net interest income, and the impact of a planned issuance of capital securities. Loan and deposit growth, as well as fee income and other credit quality assumptions, are essentially unchanged. We are pleased that we have now achieved all of the targeted annualized merger expense saves, and, are focused on efforts to continue to control expense growth.”
     Regarding the decision to reduce the cash dividend, Hoaglin said, “We understand clearly that reducing the dividend is painful for shareholders. Though we believe that our targeted 2008 earnings could continue to support our previous dividend level, the uncertainties of the current environment demand that we proceed cautiously and conservatively with capital. With the current state of markets, the issuance of non-dilutive capital has become cost prohibitive for many regional banks. We think that it is prudent and in the best long-term interests of Huntington shareholders that we issue $500 million of additional capital. We now expect to do this in the form of a convertible security. The dividend reduction will help in this effort. Huntington has a history of growing dividends. We look forward to resuming dividend increases as the markets stabilize and our performance improves.”
FIRST QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2008 first quarter performance included (see Table 1 below):
•	$37.5 million pre-tax ($0.07 per common share) aggregate positive impact related to the Visa® IPO, consisting of a $25.1 million gain and a $12.4 million partial reversal of an accrual for indemnification charges established in the 2007 fourth quarter.

•	$11.1 million ($0.03 per common share) benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance as a result of the 2008 first quarter Visa® IPO.

•	$20.0 million pre-tax ($0.04 per common share) negative impact of net market-related losses consisting of:
•	$18.8 million net negative impact of mortgage servicing rights (MSR) hedging consisting of a net impairment loss of $24.7 million included in non-interest income, partially offset by related net interest income benefit of $5.9 million

•	$3.1 million of impairment losses on certain investment securities,

•	$2.7 million of equity investment losses, and

•	$4.5 million of investment securities gains.
•	$11.0 million pre-tax ($0.02 per common share) of asset impairment, including a $5.9 million venture capital loss on an investment in Skybus Airlines, a Columbus, Ohio-based discount airline that filed for bankruptcy on April 7, 2008.

•	$7.1 million pre-tax ($0.01 per common share) of Sky Financial merger-costs (see Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions discussion).

Table 1 – Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax	EPS (3)
March 31, 2008 – GAAP earnings (loss)	$127.1 (3)	$0.35
• Aggregate impact of Visa® IPO	37.5	0.07
• Deferred tax valuation allowance benefit	11.1 (3)	0.03
• Net market-related losses	(20.0)	(0.04)
• Asset impairment	(11.0)	(0.02)
• Merger costs	(7.1)	(0.01)

December 31, 2007 – GAAP earnings (loss)	$(239.3) (3)	$(0.65)
• Franklin relationship restructuring	(423.6)	(0.75)
• Net market-related losses	(63.5)	(0.11)
• Merger costs	(44.4)	(0.08)
• Visa® indemnification charge	(24.9)	(0.04)
• Increases to litigation reserves	(8.9)	(0.02)

March 31, 2007 – GAAP earnings (loss)	$95.7 (3)	$0.40
• Equity investment losses	(8.5)	(0.02)
• MSR mark-to-market net of hedge-related trading activity	(2.0)	(0.01)
• Litigation losses	(1.9)	(0.01)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2008 First Quarter versus 2007 First Quarter
     Fully taxable equivalent net interest income increased $122.7 million, or 47%, from the year-ago quarter. This reflected the favorable impact of a $16.4 billion, or 52%, increase in average earning assets, with $14.2 billion representing an increase in average loans and leases, partially offset by the negative impact of a 13 basis point decline in the fully taxable equivalent net interest margin to 3.23%. The increases in average earning assets, as well as loans and leases, were primarily Sky Financial merger-related. Table 2 details the $14.2 billion reported increase in average loans and leases.

Table 2 – Loans and Leases – 1Q08 vs. 1Q07

	First Quarter		Change		Merger	Non-merger Related
(in billions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Loans and Leases

Total commercial	$22.6	$12.5	$10.2	82%	$8.7	$1.4	7%

Automobile loans and leases	4.4	3.9	0.5	12	0.4	0.1	1
Home equity	7.3	4.9	2.4	48	2.4	(0.0)	(0)
Residential mortgage	5.4	4.5	0.9	19	1.1	(0.3)	(5)
Other consumer	0.7	0.4	0.3	69	0.1	0.1	26

Total consumer	17.7	13.7	4.0	29	4.1	(0.1)	(0)

Total loans and leases	$40.4	$26.2	$14.2	54%	$12.8	$1.3	3%

(1)	=	non-merger related / (prior period + merger-related)
     The $1.3 billion, or 3%, non-merger-related increase in average total loans and leases primarily reflected:
•	$1.4 billion, or 7%, increase in average total commercial loans, with growth reflected in all three commercial loan categories; i.e. middle market commercial and industrial (C&I) loans, middle market commercial real estate (CRE) loans, and small business loans.
Partially offset by:
•	$0.1 billion decrease in average total consumer loans. This reflected a decline in residential mortgages due to loan sales in the first half of 2007, partially offset by modest growth in automobile loans and leases. Average home equity loans were little changed, reflecting the continued weakness in the housing sector and a softer economy.
     Also contributing to the growth in average earning assets was a $1.1 billion increase in average trading account securities. The increase in these assets reflected a change in our strategy to use trading account securities to hedge the change in fair value of our mortgage servicing rights (MSR).
     The 3.23% fully taxable net interest margin in the current period was below our expectations. This primarily reflected the impact of the rapid reduction in interest rates, which were more quickly reflected in the downward repricing of loans and leases than in our funding costs. Funding costs, particularly as related to deposits, continued to reflect the competitive deposit pricing environment, as well as the low absolute rates in selected deposit accounts, which make it difficult to pass on interest rate reductions equivalent to that occurring in the overall interest rate environment.
     Table 3 details the $13.5 billion reported increase in average total deposits.

Table 3 – Deposits – 1Q08 vs. 1Q07

	First Quarter		Change		Merger	Non-merger Related
(in billions)	2008	2007	Amount	%	Related	Amount	% (1)

Average Deposits
Demand deposits — non-interest bearing	$5.0	$3.5	$1.5	43%	$1.8	$(0.3)	(6)%
Demand deposits — interest bearing	3.9	2.3	1.6	67	1.5	0.1	3
Money market deposits	6.8	5.5	1.3	23	1.0	0.3	4
Savings and other domestic deposits	5.0	2.9	2.1	73	2.6	(0.5)	(9)
Core certificates of deposit	10.8	5.5	5.3	98	4.6	0.7	7

Total core deposits	31.5	19.7	11.8	60	11.5	0.3	1
Other deposits	6.4	4.7	1.7	36	1.3	0.3	6

Total deposits	$37.9	$24.5	$13.5	55%	$12.9	$0.6	2%

(1)	= non-merger related / (prior period + merger-related)
     Most of the increase in average total deposits was merger-related. The $0.6 billion non-merger-related increase reflected:
•	$0.3 billion, or 1%, increase in average total core deposits. This reflected continued strong growth in core certificates of deposit, as well as growth in money market deposits and interest bearing demand deposits. Partially offsetting these increases was a decline in non-interest bearing demand deposits, as well as a decline in average savings and other domestic deposits, as customers continued to transfer funds from lower rate to higher rate accounts like certificates of deposits.

•	$0.3 billion, or 6%, growth in other deposits, primarily other domestic deposits over $100,000.
2008 First Quarter versus 2007 Fourth Quarter
     Compared with the 2007 fourth quarter, fully taxable equivalent net interest income decreased $6.0 million, or 2%. This reflected the negative impact of a lower fully taxable equivalent net interest margin, only partially offset by an increase in average earning assets, primarily loans. The fully taxable net interest margin was 3.23% in the quarter, down 3 basis points. The 3 basis point decline reflected:
•	10 basis point negative impact representing the lower ongoing earnings from the Franklin loans due principally to the 2007 fourth quarter debt forgiveness.

•	9 basis point negative impact of interest rate changes, reflecting an asset-sensitive balance sheet in a period of rapidly declining interest rates.

•	1 basis point decline due to earning asset and funding mix changes.
Partially offset by:
•	15 basis point increase as the Franklin loans accrued interest for the entire 2008 first quarter compared with a partial quarter in the 2007 fourth quarter.

•	2 basis points increase related to the fewer number of days in the quarter.

     Table 4 details the $0.3 billion reported increase in average loans and leases.
Table 4 – Loans and Leases – 1Q08 vs. 4Q07

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2008	2007	Amount	%

Average Loans and Leases

Total commercial	$22.6	$22.3	$0.3	1%

Automobile loans and leases	4.4	4.3	0.1	2
Home equity	7.3	7.3	(0.0)	(0)
Residential mortgage	5.4	5.4	(0.1)	(2)
Other consumer	0.7	0.7	(0.0)	(2)

Total consumer	17.7	17.8	(0.0)	(0)

Total loans and leases	$40.4	$40.1	$0.3	1%

     The $0.3 billion, or 1%, increase in average total loans and leases reflected 1% growth in average total commercial loans. Contributing to this increase was growth in middle market CRE loans, primarily reflecting permanent funding in the retail, warehouse, and multifamily segments, concentrated geographically in our Cincinnati and Columbus markets. This growth was not related to the single family home builder segment or funding interest coverage on existing construction loans. The first quarter also saw growth in middle market C&I loans, comprised primarily of new or increased loan facilities to existing borrowers. Average total consumer loans decreased slightly, led by declines in residential mortgages and home equity loans as the residential real estate sector remained weak, partially offset by 2% growth in average total automobile loans and leases.
     Table 5 details the $0.3 billion, or 1%, increase in average total deposits.
Table 5 – Deposits – 1Q08 vs. 4Q07

	First	Fourth
	Quarter	Quarter	Change
(in billions)	2008	2007	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.0	$5.2	$(0.2)	(4)%
Demand deposits — interest bearing	3.9	3.9	0.0	0
Money market deposits	6.8	6.8	(0.1)	(1)
Savings and other domestic deposits	5.0	5.0	(0.0)	(0)
Core certificates of deposit	10.8	10.7	0.1	1

Total core deposits	31.5	31.7	(0.2)	(0)
Other deposits	6.4	6.0	0.4	7

Total deposits	$37.9	$37.7	$0.3	1%

     Average total deposits were $37.9 billion, up slightly compared with the prior quarter. There were changes between the various deposit account categories consisting of:
•	$0.4 billion, or 7%, increase in other deposits, reflecting an increase in wholesale deposits.
Partially offset by:
•	$0.2 billion decline in average total core deposits. The primary driver of the change was a seasonal decline in non-interest bearing demand deposits. Within core deposit categories, transfers from lower cost to higher cost deposit accounts continued. Specifically, declines in money market deposits reflected customer transfers out of this lower rate account and into higher rate core certificates of deposit.

Provision for Credit Losses
     The provision for credit losses in the 2008 first quarter was $88.7 million, up $59.2 million from the year-ago quarter, but down $423.4 million from the 2007 fourth quarter. Compared with the 2007 fourth quarter, the $423.4 million decrease reflected $405.8 million related to Franklin. The reported 2008 first quarter provision for credit losses exceeded net charge-offs by $40.2 million. (See Credit Quality Discussion).
Non-Interest Income
2008 First Quarter versus 2007 First Quarter
     Non-interest income increased $90.6 million from the year-ago quarter. The $68.7 million of merger-related non-interest income drove most of the increase. Table 6 details the $90.6 million increase in reported total non-interest income.
Table 6 — Non-interest Income — 1Q08 vs. 1Q07

	First Quarter		Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Amount	% (1)

Non-interest Income
Service charges on deposit accounts	$72.7	$44.8	$27.9	62%	$24.1	$3.8	5%
Trust services	34.1	25.9	8.2	32	7.0	1.2	4
Brokerage and insurance income	36.6	16.1	20.5	NM	17.1	3.4	10
Other service charges and fees	20.7	13.2	7.5	57	5.8	1.7	9
Bank owned life insurance income	13.8	10.9	2.9	27	1.8	1.1	9
Mortgage banking income (loss)	(7.1)	9.4	(16.4)	NM	6.3	(22.7)	NM
Securities gains (losses)	1.4	0.1	1.3	NM	0.3	1.0	NM
Other income	63.5	24.9	38.6	NM	6.4	32.3	NM

Total non-interest income	$235.8	$145.2	$90.6	62%	$68.7	$21.9	10%

(1)	= non-merger related / (prior period + merger-related)
     The $21.9 million, or 10%, non-merger-related increase reflected:
•	$32.3 million increase in other income, primarily reflecting the current quarter’s $25.1 million impact related to the Visa® IPO, $8.6 million increase in derivative income, lower equity investment losses ($2.7 million in the current quarter vs. $8.5 million in the year-ago quarter), and higher automobile operating lease income ($5.8 million in the current quarter vs. $2.9 million in the year-ago quarter), partially offset by a $5.9 million venture capital loss on an investment in Skybus Airlines in the current quarter.

•	$3.8 million, or 5%, increase in service charges on deposit accounts, primarily reflecting strong growth in personal service charge income.

•	$3.4 million, or 10%, growth in brokerage and insurance income, reflecting higher annuity fees and insurance income, including that related to the 2007 fourth quarter acquisition of the Archer-Meek-Weiler agency.

•	$1.7 million, or 9%, increase in other service charges, reflecting higher debit card volume.

•	$1.2 million, or 4%, increase in trust services income, reflecting an increase in Huntington Fund fees due to asset growth.
Partially offset by:
•	$22.7 million decline in mortgage banking income. This decline reflected the $24.7 million non-interest income portion of the current quarter’s total $18.8 million net negative MSR valuation impact, compared with a $2.0 million net negative MSR valuation impact in the year-ago quarter.
2008 First Quarter versus 2007 Fourth Quarter
     Non-interest income increased $65.2 million from the 2007 fourth quarter.
Table 7 — Non-interest Income — 1Q08 vs. 4Q07

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2008	2007	Amount	%

Non-interest Income
Service charges on deposit accounts	$72.7	$81.3	$(8.6)	(11)%
Trust services	34.1	35.2	(1.1)	(3)
Brokerage and insurance income	36.6	30.3	6.3	21
Other service charges and fees	20.7	21.9	(1.2)	(5)
Bank owned life insurance income	13.8	13.3	0.5	4
Mortgage banking income (loss)	(7.1)	3.7	(10.8)	NM
Securities gains (losses)	1.4	(11.6)	13.0	NM
Other income	63.5	(3.5)	67.0	NM

Total non-interest income	$235.8	$170.6	$65.2	38%

     This $65.2 million, or 38%, increase reflected:
•	$67.0 million increase in other income. This reflected the comparison benefit of the prior quarter’s $34.0 million loss on loans held for sale, the current quarter’s $25.1 million impact related to the Visa® IPO, a $6.7 million decline in equity investment losses ($2.7 million in the current quarter vs. $9.4 million in the prior quarter), and a $3.2 million increase in automobile operating lease income. These comparative benefits were partially offset by a $5.9 million venture capital loss on an investment in Skybus Airlines in the current quarter.

•	$1.4 million of net securities gains consisting of $4.5 million of securities gains, partially offset by $3.1 million of securities impairment in the current quarter. This compared with $11.6 million of net securities losses in the prior quarter.

•	$6.3 million, or 21%, increase in brokerage and insurance income, reflecting higher seasonal insurance income, as well as higher annuity sales fees.
Partially offset by:
•	$10.8 million decline in mortgage banking income. This reflected a $2.2 million, or 14%, increase in core mortgage banking activities, primarily origination and secondary marketing fees, reflecting a 26% increase in originations, more than offset by the current quarter’s $24.7 million negative MSR valuation impact, compared with an $11.8 million net negative MSR valuation impact in the prior quarter.
•	$8.6 million, or 11%, decline in service charges on deposit accounts, primarily reflecting a seasonal decline in personal service charges.

•	$1.2 million, or 5%, decrease in other service charges and fees, reflecting a seasonal decline in debit card fees.

•	$1.1 million, or 3%, decline in trust services income, reflecting a decline in asset management fees mostly due to reduced market valuations of assets under management, and to a lesser degree seasonal decline in corporate trust annual renewal fees.
Non-interest Expense
2008 First Quarter versus 2007 First Quarter
     Non-interest expense increased $128.4 million from the year-ago quarter. The $135.7 million of merger-related expenses and $6.3 million of merger costs drove the increase, as non-merger-related expenses declined $13.5 million, or 4%. Table 8 details the $128.4 million increase in reported total non-interest expense.
Table 8 — Non-interest Expense — 1Q08 vs. 1Q07

	First Quarter		Change		Merger	Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$201.9	$134.6	$67.3	50%	$68.3	$2.7	$(3.6)	(2)%
Outside data processing and other services	34.4	21.8	12.5	58	12.3	2.8	(2.5)	(7)
Net occupancy	33.2	19.9	13.3	67	10.2	0.5	2.7	9
Equipment	23.8	18.2	5.6	31	4.8	0.1	0.7	3
Amortization of intangibles	18.9	2.5	16.4	NM	16.5	—	(0.1)	(0)
Marketing	8.9	7.7	1.2	16	4.4	0.0	(3.2)	(26)
Professional services	9.1	6.5	2.6	40	2.7	(0.4)	0.3	3
Telecommunications	6.2	4.1	2.1	51	2.2	0.6	(0.7)	(10)
Printing and supplies	5.6	3.2	2.4	73	1.4	0.0	1.0	21
Other expense	28.3	23.4	4.9	21	13.0	(0.1)	(8.1)	(22)

Total non-interest expense	$370.5	$242.1	$128.4	53%	$135.7	$6.3	$(13.5)	(4)%

(1)	= non-merger related / (prior period + merger-related)
     The $13.5 million, or 4%, non-merger-related decline reflected:
•	$8.1 million, or 22%, decline in other expense. This decline primarily reflected the benefit of the current quarter’s $12.4 million Visa® indemnification reversal, partially offset by $2.6 million of the current quarter’s $11.0 million in asset impairment.

•	$3.6 million, or 2%, decline in personnel expense, reflecting the benefit of merger efficiencies, including the impact of a 429 reduction, or 4%, in full-time equivalent staff during the 2008 first quarter and a 387, or 3%, reduction during the 2007 fourth quarter.

•	$3.2 million, or 26%, decline in marketing expense.

•	$2.5 million, or 7%, decline in outside data processing and other services, reflecting
Partially offset by:

•	$2.7 million, or 9%, increase in net occupancy expense, reflecting a $2.5 million write down of leasehold improvement in our Cleveland main office, which was part of the current quarter’s $11.0 million asset impairment.
2008 First Quarter versus 2007 Fourth Quarter
     Non-interest expense decreased $69.1 million, or 16%, from the 2007 fourth quarter, of which $37.3 million represented a decline in merger costs. Table 9 details the $69.1 million decline in reported total non-interest expense.
Table 9 – Non-interest Expense – 1Q08 vs. 4Q07

	First	Fourth
	Quarter	Quarter	Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Costs	Amount	% (1)

Non-interest Expense
Personnel costs	$201.9	$214.9	$(12.9)	(6)%	$(20.1)	$7.2	4%
Outside data processing and other services	34.4	39.1	(4.8)	(12)	(3.6)	(1.2)	(3)
Net occupancy	33.2	26.7	6.5	24	(0.8)	7.3	28
Equipment	23.8	22.8	1.0	4	(0.1)	1.0	5
Amortization of intangibles	18.9	20.2	(1.2)	(6)	—	(1.2)	(6)
Marketing	8.9	16.2	(7.3)	(45)	(6.8)	(0.4)	(5)
Professional services	9.1	14.5	(5.4)	(37)	(3.8)	(1.6)	(15)
Telecommunications	6.2	8.5	(2.3)	(27)	(0.4)	(1.9)	(23)
Printing and supplies	5.6	6.6	(1.0)	(15)	(1.0)	0.0	0
Other expense	28.3	70.1	(41.8)	(60)	(0.9)	(40.9)	(59)

Total non-interest expense	$370.5	$439.6	$(69.1)	(16)%	$(37.3)	$(31.7)	(8)%

(1)	= non-merger related / (prior period + merger-related)
     The $31.7 million, or 8%, non-merger-related decrease reflected:
•	$40.9 million decrease in other expense, reflecting the current quarter’s $12.4 million Visa® indemnification reversal compared with the $24.9 million Visa® indemnification charge in the prior quarter and an $8.9 million decrease in litigation expense, partially offset by $2.6 million of the current quarter’s $11.0 million in asset impairment.
Partially offset by:
•	$7.3 million increase in net occupancy expense, reflecting $3.0 million in seasonal snow removal expense and a $2.5 million write down of leasehold improvements in our Cleveland main office, which was part of the current quarter’s $11.0 million asset impairment.

•	$7.2 million increase in personnel costs, reflecting a seasonal increase in employment taxes, including FICA.
Income Taxes
     The provision for income taxes in the 2008 first quarter was $26.4 million, resulting in an effective tax rate of 17.2%. The effective tax rate included an $11.1 million benefit to provision for income taxes, representing a reduction to the previously established capital loss carry-forward valuation allowance as a result of the 2008 first quarter Visa® IPO. The effective tax rate for the remaining three quarters of 2008 is expected to be in a range of 24%-27%.

Franklin Credit Management Relationship
     At March 31, 2008, total exposure to Franklin was $1.157 billion, down $30 million, or 3%, from $1.187 billion at December 31, 2007. This relationship continued to perform with interest being earned. There were no net charge-offs or related provision for credit losses in the current quarter. At March 31, 2008, the specific allowance for loan and lease losses for Franklin was $115.3 million, unchanged from December 31, 2007. Importantly, the cash flow generated by the underlying collateral substantially exceeded that required per terms of the 2007 fourth quarter restructuring agreement.
     Though the $1.157 billion of Franklin loans are classified as NPAs, these restructured loans are current and accruing interest and are expected to continue to perform per terms of the restructuring agreement. The Franklin loans are categorized as performing loans in our regulatory reporting.
Credit Quality
     The Franklin 2007 fourth quarter restructuring materially impacted that quarter’s credit quality metrics and, as such, impacts significantly comparative performance discussions. Therefore, and for analytical purposes as an aid to understanding credit quality performance trends, certain credit quality performance metrics in the following tables and discussion that follows detail the Franklin impact, as well as non-Franklin-related metrics and performance.
     Credit quality performance in the 2008 first quarter was mixed, with positive overall net charge-off results, offset by increases in the absolute and relative level of reserves. The reserve increase reflected the impact of the continued economic weakness across our Midwest markets, most notably in portfolios related to the residential housing sector, both commercial and consumer. These economic factors influenced the performance of net charge-offs (NCOs), non-accrual loans (NALs), and non-performing assets (NPAs). To maintain the adequacy of our reserves, there was a commensurate significant increase in the provision for credit losses (see Provision for Credit Losses discussion) in order to increase the absolute and relative levels of our allowance for credit losses (ACL).
Net Charge-Offs
     Total net charge-offs for the 2008 first quarter were $48.4 million, or an annualized 0.48% of average total loans and leases. There were no Franklin-related net charge-offs in the 2008 first quarter. This performance was better than our full-year targeted net charge-off expectation of 0.60%-0.65%.
     First quarter net charge-offs in the year-ago quarter were $18.1 million, or an annualized 0.28%, and did not include any impact from Franklin as this relationship was acquired July, 1, 2007, as part of the Sky Financial acquisition. Total net charge-offs in the 2007 fourth quarter were $377.9 million, including $308.5 million related to Franklin. The remaining $69.4 million of non-Franklin-related net charge-offs in the 2007 fourth quarter represented an annualized 0.72% of related loans. Table 10 details net charge-off performance:

Table 10 – Franklin Impact on Net Charge-offs

							First
							Quarter
	First Quarter 2008			Fourth Quarter 2007			2007
(in millions)	Reported	Non-Franklin	Franklin	Reported	Non-Franklin	Franklin
Net charge-offs (recoveries) by loan and lease type:
Middle-market C&I	$3.1	$—	$3.1	$318.5	$308.5	$10.0	$(0.0)
Total commercial	15.0	—	15.0	344.6	308.5	36.1	2.5
Total net charge-offs	48.4	—	48.4	377.9	308.5	69.4	18.1

Net charge-offs (recoveries) - annualized percentages:
Middle-market C&I	0.12%	—%	0.13%	12.30%	81.08%	0.45%	—%
Total commercial	0.27	—	0.28	6.18	81.08	0.70	0.08
Total net charge-offs	0.48%	—%	0.49%	3.77%	81.08%	0.72%	0.28%

Average loans and leases
Middle-market C&I	$10,506	$1,172	$9,334	$10,445	$1,522	$8,923	$6,084
Total commercial	22,630	1,172	21,458	22,323	1,522	20,801	12,459
Total loans and leases	40,367	1,172	39,195	40,109	1,522	38,587	26,203
     Total commercial net charge-offs for the 2008 first quarter of $15.0 million, or an annualized 0.27%, compared with 2007 first quarter net charge-offs of $2.5 million, or 0.08%. Total commercial net charge-offs in the 2007 fourth quarter were $344.6 million, or an annualized 6.18%, or $36.1 million, or 0.70%, on a non-Franklin basis. Of the current quarter’s total commercial net charge-offs, middle market C&I loan net charge-offs were $3.1 million, or an annualized 0.12%, and middle market CRE loan net charge-offs were $2.8 million, or an annualized 0.14%. Small business loan net charge-offs were $9.1 million, or an annualized 0.87%.
     Total consumer net charge-offs in the current quarter were $33.4 million, or an annualized 0.75%. This was higher than an annualized 0.46% in the year-ago period, but unchanged from 0.75% in the prior quarter.
     Automobile loan and lease net charge-offs were $11.2 million, or an annualized 1.02% in the current quarter, up from 0.52% in the year-ago period and 0.96% in the prior period. This increase reflected a flat level of automobile loan net charge-offs compared with the prior quarter, but an increase in automobile lease net charge-offs. The declining balances of automobile direct financing leases, coupled with the fact that no new automobile direct financing leases are being originated, increases the potential for volatility in reported automobile direct financing lease net charge-offs. Both the automobile loan and lease net charge-offs were also impacted by a slower than expected recovery in used car prices. There is evidence that the seasonal improvement in used car prices generally seen in the first quarter was delayed this year, but is now starting to occur. From a performance standpoint, the level of our March 31, 2008, 60-days and over past due automobile loans declined 20% from December 31, 2007. As such, it is our expectation that the automobile loan and lease net charge-off ratio will decline over the next two quarters.
     Home equity net charge-offs in the 2008 first quarter were $14.5 million, or an annualized

0.80%, up from an annualized 0.49%, in the year-ago quarter and an annualized 0.67% in the prior quarter. This portfolio continued to be impacted by the general housing market slowdown. The losses were evident across our footprint, but are lower and more consistent in our Columbus and Cincinnati markets. Our expectation continues to be for lower losses in the second half of 2008, as the small broker-originated portfolio continues to decline, and our enhanced loss mitigation programs positively impact performance. We continue to believe our home equity net charge-off experience will compare well to the industry.
     Residential mortgage net charge-offs were $2.9 million, or an annualized 0.22% of related average balances. This was up from an annualized 0.17% in the year-ago quarter, but down from an annualized 0.25% in the prior quarter. We expect residential mortgage net charge-offs will remain under only modest upward pressure from the 2008 first quarter level for the remainder of 2008, given our limited exposure to non-traditional mortgages.
Non-accrual Loans and Non-performing Assets
     Non-accrual loans (NALs) were $377.4 million at March 31, 2008, and represented 0.92% of related assets. This compared with $157.3 million, or 0.60%, at the end of the year-ago period, and $319.8 million, or 0.80%, at December 31, 2007. The $57.6 million, or 18%, increase in NALs from the end of the prior quarter primarily reflected a $28.9 million, or 22%, increase in middle market CRE NALs and a $14.0 million, or 27%, increase in middle market C&I NALs. These increases reflected the continued softness in the residential real estate development markets and overall economic weakness in our markets, particularly among our borrowers in eastern Michigan and northern Ohio. Small business, residential mortgage, and home equity NALs increased 11%, 12%, and 8%, respectively, also reflecting the overall economic weakness in our markets.
     Non-performing assets (NPAs), which include NALs, were $1.678 billion at March 31, 2008. This compared with $206.7 million at the end of the year-ago period and $1.660 billion at December 31, 2007. The $17.5 million, or 1%, increase in NPAs from the end of the prior quarter reflected:
•	$57.6 million increase in NALs as discussed above.
Partially offset by:
•	$30.0 million, or 3%, reduction in restructured Franklin loans.

•	$7.1 million, or 10%, reduction in impaired loans held for sale, reflecting payments.

•	$1.5 million decline in other NPAs, representing the further write down of certain investment securities backed by mortgage loans.
     The over 90-day delinquent, but still accruing, ratio was 0.37% at March 31, 2007, up from 0.27% at the end of the year-ago quarter, and up slightly from 0.35% at December 31, 2007. The 2 basis point increase in the 90-day delinquent ratio from December 31, 2007, reflected a 2 basis point increase in the total commercial loan 90-day delinquent ratio to 0.18% from 0.16%, and a 3 basis point increase in the total consumer loan 90-day delinquent ratio to 0.62% from 0.59%,
Allowances for Credit Losses (ACL)

     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At March 31, 2008, the ALLL was $627.6 million, up from $283.0 million a year ago and from $578.4 million at December 31, 2007. Expressed as a percent of period-end loans and leases, the ALLL ratio at March 31, 2008, was 1.53%, up from 1.08% a year ago and from 1.44% at December 31, 2007. The $49.2 million increase from the end of the prior quarter primarily reflected declining credit quality in the middle market CRE portfolio. Given the current market conditions, we believe the increase in the ALLL is prudent and appropriate. Our highly quantitative loan loss reserve methodology indicates the need for higher reserves in response to changes in underlying portfolio characteristics as reflected in the transaction reserve component, and changes in the economy as reflected in the economic reserve component. At March 31, 2008, the specific ALLL related to Franklin was $115.3 million, unchanged from December 31, 2007.
     Table 11 shows the change in the ALLL ratio and each reserve component for the 2008 first quarter and for the 2007 fourth and first quarters.
Table 11 – Components of ALLL as Percent of Total Loans and Leases

				1Q08 change from
	1Q08	4Q07	1Q07	4Q07	1Q07

Transaction reserve (1)	1.34%	1.27%	0.89%	0.07%	0.45%
Economic reserve	0.19	0.17	0.19	0.02	—

Total ALLL	1.53%	1.44%	1.08%	0.09%	0.45%

(1)	Includes specific reserve
     The ALLL as a percent of NALs was 166% at March 31, 2008, down from 180% a year ago and from 181% at December 31 2007. At March 31, 2008, the AULC was $57.6 million, up from $40.5 million at the end of the year-ago quarter, but down from $66.5 million at December 31, 2007.
     On a combined basis, the ACL as a percent of total loans and leases at March 31, 2008, was 1.67%, up from 1.23% a year ago and from 1.61% at December 31, 2007. The ACL as a percent of NALs was 182% at March 31, 2008, down from 206% a year ago and from 202% at December 31, 2007.
Capital
     At March 31, 2008, the tangible equity to risk-weighted assets ratio was 5.57%, down from 7.77% at the end of the year-ago quarter, and from 5.67% at December 31, 2007. The regulatory Tier 1 and Total risk-based capital ratios at March 31, 2008, were 7.55% and 10.86%, respectively, up from 7.51% and 10.85%, respectively, at December 31, 2007. Both ratios are well above the regulatory “well capitalized” minimums of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
     At March 31, 2008, the tangible equity to assets ratio was 4.92%, down from 7.11% a year ago, and from 5.08% at December 31, 2007. Of the 16 basis point decline from December 31, 2007, 14 basis points reflected a $72.6 million after-tax reduction to accumulated other comprehensive losses in the current quarter due to a decline in market values of investment securities.
     No shares were repurchased during the quarter. Though there are currently 3.9 million shares remaining available under the current authorization announced April 20, 2006, no future share repurchases are contemplated.
2008 OUTLOOK
     When earnings guidance is given, it is our practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, as well as potential unusual or one-time items.
     Our expectation for 2008 is that the Midwest economic environment will continue to be negatively impacted by weaknesses in the residential real estate development markets and softness in certain manufacturing sectors. How much these factors will affect banking activities and overall credit quality trends is unknown. However, it is our expectation that the greatest impact will continue to be among our borrowers in eastern Michigan and northern Ohio markets. Given the market’s outlook for interest rates, we will continue to target our interest rate risk position at our customary relatively neutral position. Our net interest margin, however, will continue to be impacted by competitive pricing in our markets.
     The assumptions listed below form the basis for our 2008 full-year earnings outlook.
•	Full-year net interest margin of around 3.20%, reflecting continued competitive market pricing, as well as the impact of a planned issuance of capital securities.

•	Full-year average total loan growth in the low-single digit range off the 2007 fourth quarter level, with commercial loans in the mid-single digit range and consumer loans being flat.

•	Full-year average core deposit growth in the low-single digit range off the 2007 fourth quarter level.

•	Full-year non-interest income growth in the low-single digit range from the annualized 2008 first quarter non-interest income level adjusted for seasonal performance and the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	Full-year non-interest expenses that are flat to down from the annualized 2008 first quarter non-interest expense level adjusted for seasonal performance and the significant items noted earlier (see Significant Items Influencing Financial Performance Comparisons discussion and Table 1).

•	Moderate increase in the ALLL ratio from the 1.53% level at the end of the 2008 first quarter through June 30, 2008, with modest increases thereafter through December 31, 2008. Full-year net charge-offs in the 60-65 basis point range.

•	No significant net market-related gains or losses.

•	A capital issuance in the second quarter.

•	No share repurchases.

•	The effective tax rate for full-year 2008 in a range of 24%-27%.
     With the above assumptions, earnings for full year 2008 are targeted for $1.45-$1.50 per common share.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call on Wednesday, April 16, 2008, at 10:00 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 39997024. Slides will be available at www.huntington-ir.com just prior to 10:00 a.m. (Eastern Daylight Time) on April 16, 2008, for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through April 30, 2008 at 800-642-1687; conference ID 39997024.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) merger revenue synergies may not be fully realized and/or within the expected timeframes; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; (7) the nature, extent, and timing of governmental actions and reforms; and (8) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2008 first quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.

     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. In addition, for the periods covered by this release, the impact of the Franklin restructuring is deemed to be a significant item due to its unusually large size and because it was acquired in the Sky Financial merger and thus it is not representative of our typical underwriting criteria. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2007 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Estimating the Impact on Balance Sheet and Income Statement Results Due to Acquisitions

     The merger with Sky Financial Group Inc. (Sky Financial) was completed on July 1, 2007. At the time of acquisition, Sky Financial had assets of $16.8 billion, including $13.3 billion of loans, and core deposits of $12.0 billion. Sky Financial results were fully included in our consolidated results for the full 2007 third quarter, and will impact all quarters thereafter. As a result, performance comparisons of 2008 first quarter performance to comparable prior periods are affected, as Sky Financial results were not included in the prior periods. Comparisons of the 2008 first quarter performance compared with prior periods are impacted as follows:
•	Increased reported average balance sheet, revenue, expense, and the absolute level of certain credit quality results (e.g., amount of net charge-offs).

•	Increased reported non-interest expense items because of costs incurred as part of merger integration activities, most notably employee retention bonuses, outside programming services related to systems conversions, occupancy expenses, and marketing expenses related to customer retention initiatives. These net merger costs were $7.1 million in the 2007 first quarter and $37.3 million in the 2007 fourth quarter.
     Given the significant impact of the merger on reported 2008 and 2007 results, management believes that an understanding of the impacts of the merger is necessary to understand better underlying performance trends. When comparing post-merger period results to pre-merger periods, the following terms are used when discussing financial performance:
•	“Merger-related” refers to amounts and percentage changes representing the impact attributable to the merger.

•	“Merger costs” represent non-interest expenses primarily associated with merger integration activities, including severance expense for key executive personnel.

•	“Non-merger-related” refers to performance not attributable to the merger, and includes “merger efficiencies”, which represent non-interest expense reductions realized because of the merger.
     The following methodology has been implemented to estimate the approximate effect of the Sky Financial merger used to determine “merger-related” impacts.
Balance Sheet Items
     For loans and leases, as well as core deposits, Sky Financial’s balances as of June 30, 2007, adjusted for consolidating, merger, and purchase accounting adjustments, are used in the comparison. To estimate the impact on 2008 first quarter average balances, it was assumed that the June 30, 2007 balances, as adjusted, remained constant throughout the 2007 third quarter and all subsequent periods.
Income Statement Items
     For income statement line items, Sky Financial’s actual results for the first six months of 2007, adjusted for the impact of unusual items and purchase accounting adjustments, were determined. This six-month adjusted amount was divided by two to estimate a quarterly amount. This results in an approximate quarterly impact as the methodology does not adjust for any unusual items or seasonal factors in Sky Financial’s 2007 six-month results. Nor does it consider any revenue or expense synergies realized since the merger date. This same estimated amount will also be used in all subsequent quarterly reporting periods. The one exception to this methodology of holding the estimated quarterly impact constant relates to the amortization of intangibles expense where the amount is known and is therefore used.
     Table 12 below provides detail of changes to selected reported results to quantify the impact of the Sky Financial merger using this methodology:

Table 12 – Estimated Impact of Sky Financial Merger
2008 First Quarter versus 2007 First Quarter

	First Quarter		Change		Merger	Non-merger Related
(in millions)	2008	2007	Amount	%	Related	Amount	%(1)
Average Loans and Leases

Total commercial	$22,630	$12,459	$10,171	81.6%	$8,746	$1,425	6.7%

Automobile loans and leases	4,399	3,913	486	12.4	432	54	1.2
Home equity	7,274	4,913	2,361	48.1	2,385	(24)	(0.3)
Residential mortgage	5,351	4,496	855	19.0	1,112	(257)	(4.6)
Other consumer	713	422	291	69.0	143	148	26.2

Total consumer	17,737	13,744	3,993	29.1	4,072	(79)	(0.4)

Total loans and leases	$40,367	$26,203	$14,164	54.1%	$12,818	$1,346	3.4%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits - non-interest bearing	$5,034	$3,530	$1,504	42.6%	$1,829	$(325)	(6.1)%
Demand deposits - interest bearing	3,934	2,349	1,585	67.5	1,460	125	3.3
Money market deposits	6,753	5,489	1,264	23.0	996	268	4.1
Savings and other domestic deposits	5,004	2,898	2,106	72.7	2,594	(488)	(8.9)
Core certificates of deposit	10,796	5,455	5,341	97.9	4,630	711	7.1

Total core deposits	31,521	19,721	11,800	59.8	11,509	291	0.9
Other deposits	6,410	4,730	1,680	35.5	1,342	338	5.6

Total deposits	$37,931	$24,451	$13,480	55.1%	$12,851	$629	1.7%

(1)	= non-merger related / (prior period + merger-related)

	First Quarter		Change		Merger	Merger	Non-merger Related
(in thousands)	2008	2007	Amount	%	Related	Costs	Amount	%(1)
Net interest income — FTE	$382,326	$259,602	$122,724	47.3%	$151,592		$(28,868)	(7.0)%

Non-interest Income
Service charges on deposit accounts	$72,668	$44,793	$27,875	62.2%	$24,110		$3,765	5.5%
Trust services	34,128	25,894	8,234	31.8	7,009		1,225	3.7
Brokerage and insurance income	36,560	16,082	20,478	NM	17,061		3,417	10.3
Other service charges and fees	20,741	13,208	7,533	57.0	5,800		1,733	9.1
Bank owned life insurance income	13,750	10,851	2,899	26.7	1,807		1,092	8.6
Mortgage banking income (loss)	(7,063)	9,351	(16,414)	NM	6,256		(22,670)	NM
Securities gains (losses)	1,429	104	1,325	NM	283		1,042	NM
Other income	63,539	24,894	38,645	NM	6,390		32,255	NM

Total non-interest income	$235,752	$145,177	$90,575	62.4%	$68,716		$21,859	10.2%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$201,943	$134,639	$67,304	50.0%	$68,250	$2,675	$(3,621)	(1.8)%
Outside data processing and other services	34,361	21,814	12,547	57.5	12,262	2,814	(2,529)	(6.9)
Net occupancy	33,243	19,908	13,335	67.0	10,184	454	2,697	8.8
Equipment	23,794	18,219	5,575	30.6	4,799	110	666	2.9
Amortization of intangibles	18,917	2,520	16,397	NM	16,481	—	(84)	(0.4)
Marketing	8,919	7,696	1,223	15.9	4,361	22	(3,160)	(26.2)
Professional services	9,090	6,482	2,608	40.2	2,707	(402)	303	3.4
Telecommunications	6,245	4,126	2,119	51.4	2,224	594	(699)	(10.1)
Printing and supplies	5,622	3,242	2,380	73.4	1,374	47	959	20.6
Other expense	28,347	23,426	4,921	21.0	13,048	(59)	(8,068)	(22.2)

Total non-interest expense	$370,481	$242,072	$128,409	53.0%	$135,690	$6,255	$(13,536)	(3.5)%

(1)	= non-merger related / (prior period + merger-related)

2008 First Quarter versus 2007 Fourth Quarter

	First	Fourth
	Quarter	Quarter	Change
(in millions)	2008	2007	Amount	%

Average Loans and Leases

Total commercial	$22,630	$22,323	$307	1.4%

Automobile loans and leases	4,399	4,324	75	1.7
Home equity	7,274	7,297	(23)	(0.3)
Residential mortgage	5,351	5,437	(86)	(1.6)
Other consumer	713	728	(15)	(2.1)

Total consumer	17,737	17,786	(49)	(0.3)

Total loans and leases	$40,367	$40,109	$258	0.6%

(1) = non-merger related / (prior period + merger-related)

Average Deposits
Demand deposits — non-interest bearing	$5,034	$5,218	$(184)	(3.5)%
Demand deposits — interest bearing	3,934	3,929	5	0.1
Money market deposits	6,753	6,845	(92)	(1.3)
Savings and other domestic deposits	5,004	5,012	(8)	(0.2)
Core certificates of deposit	10,796	10,674	122	1.1

Total core deposits	31,521	31,678	(157)	(0.5)
Other deposits	6,410	5,997	413	6.9

Total deposits	$37,931	$37,675	$256	0.7%

	First	Fourth
	Quarter	Quarter	Change		Merger	Non-merger Related
(in thousands)	2008	2007	Amount	%	Costs	Amount	%(1)

Net interest income — FTE	$382,326	$388,296	$(5,970)	(1.5)%		$(5,970)	(1.5)%

Non-interest Income
Service charges on deposit accounts	$72,668	$81,276	$(8,608)	(10.6)%		$(8,608)	(10.6)%
Trust services	34,128	35,198	(1,070)	(3.0)		(1,070)	(3.0)
Brokerage and insurance income	36,560	30,288	6,272	20.7		6,272	20.7
Other service charges and fees	20,741	21,891	(1,150)	(5.3)		(1,150)	(5.3)
Bank owned life insurance income	13,750	13,253	497	3.8		497	3.8
Mortgage banking income (loss)	(7,063)	3,702	(10,765)	NM		(10,765)	NM
Securities gains (losses)	1,429	(11,551)	12,980	NM		12,980	NM
Other income	63,539	(3,500)	67,039	NM		67,039	NM

Total non-interest income	$235,752	$170,557	$65,195	38.2%		$65,195	38.2%

(1) = non-merger related / (prior period + merger-related)

Non-interest Expense
Personnel costs	$201,943	$214,850	$(12,907)	(6.0)%	$(20,103)	$7,196	3.7%
Outside data processing and other services	34,361	39,130	(4,769)	(12.2)	(3,598)	(1,171)	(3.3)
Net occupancy	33,243	26,714	6,529	24.4	(750)	7,279	28.0
Equipment	23,794	22,816	978	4.3	(65)	1,043	4.6
Amortization of intangibles	18,917	20,163	(1,246)	(6.2)	—	(1,246)	(6.2)
Marketing	8,919	16,175	(7,256)	(44.9)	(6,825)	(431)	(4.6)
Professional services	9,090	14,464	(5,374)	(37.2)	(3,755)	(1,619)	(15.1)
Telecommunications	6,245	8,513	(2,268)	(26.6)	(360)	(1,908)	(23.4)
Printing and supplies	5,622	6,594	(972)	(14.7)	(996)	24	0.4
Other expense	28,347	70,133	(41,786)	(59.6)	(897)	(40,889)	(59.1)

Total non-interest expense	$370,481	$439,552	$(69,071)	(15.7)%	$(37,349)	$(31,722)	(7.9)%

(1) = non-merger related / (prior period + merger-related)

Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2008	2007		Percent Changes vs.
(in thousands, except per share amounts)	First	Fourth	First	4Q07	1Q07
Net interest income	$376,824	$382,933	$255,555	(1.6)%	47.5%
Provision for credit losses	88,650	512,082	29,406	(82.7)	N.M.
Non-interest income	235,752	170,557	145,177	38.2	62.4
Non-interest expense	370,481	439,552	242,072	(15.7)	53.0

Income (Loss) before income taxes	153,445	(398,144)	129,254	N.M.	18.7
Provision (Benefit) for income taxes	26,377	(158,864)	33,528	N.M.	(21.3)

Net Income (Loss)	$127,068	$(239,280)	$95,726	N.M. %	32.7%

Net income (loss) per common share — diluted	$0.35	$(0.65)	$0.40	N.M. %	(12.5)%
Cash dividends declared per common share	0.265	0.265	0.265	—	—
Book value per common share at end of period	16.13	16.24	12.95	(0.7)	24.6
Tangible book value per common share at end of period	7.08	7.13	10.37	(0.7)	(31.7)

Average common shares — basic	366,235	366,119	235,586	—	55.5
Average common shares — diluted	367,208	366,119	238,754	0.3	53.8

Return on average assets	0.93%	(1.74)%	1.11%
Return on average shareholders’ equity	8.7	(15.3)	12.9
Return on average tangible shareholders’ equity (2)	22.0	(30.7)	16.4
Net interest margin (3)	3.23	3.26	3.36
Efficiency ratio (4)	57.0	73.5	59.2
Effective tax rate (benefit)	17.2	(39.9)	25.9

Average loans and leases	$40,367,336	$40,109,361	$26,204,133	0.6	54.0
Average loans and leases — linked quarter annualized growth rate.	2.6%	2.8%	(1.5)%
Average earning assets	$47,656,509	$47,274,130	$31,274,869	0.8	52.4
Average total assets	54,884,214	54,480,021	34,929,961	0.7	57.1
Average core deposits (5), (6)	31,520,522	31,677,907	19,721,282	(0.5)	59.8
Average core deposits — linked quarter annualized growth rate (5), (6)	(2.0)%	0.8%	1.5%
Average shareholders’ equity	$5,874,656	$6,211,206	$3,014,229	(5.4)	94.9

Total assets at end of period	56,051,969	54,697,468	34,979,299	2.5	60.2
Total shareholders’ equity at end of period	5,906,579	5,949,140	3,051,360	(0.7)	93.6

Net charge-offs (NCOs)	48,449	377,907	18,118	(87.2)	N.M.
NCOs as a % of average loans and leases	0.48%	3.77%	0.28%
Nonaccrual loans and leases (NALs)	$377,361	$319,771	$157,330	18.0	N.M.
NAL ratio (7)	0.92	0.80%	0.60%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.53	1.44	1.08
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.67	1.61	1.23
ALLL as a % of NALs	166	181	180
Tier 1 risk-based capital ratio (8)	7.55	7.51	8.98
Total risk-based capital ratio (8)	10.86	10.85	12.82
Tier 1 leverage ratio (8)	6.82	6.77	8.24
Average equity / assets	10.70	11.40	8.63
Tangible equity / assets (9)	4.92	5.08	7.11

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items Influencing Financial Performance Comparisons”.

(2)	Net income less expense for amortization of intangibles for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles, as well as other intangible assets, are net of deferred tax liability, and calculated assuming a 35% tax rate.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($18.9 million in 1Q 2008, $20.2 million in 4Q 2007, and $2.5 million in 1Q 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(6)	Beginning in the 2008 first quarter, IRA deposits greater than $100,000 are reflected in “Savings and other domestic time deposits”. Previously, these deposits were reflected in “Other domestic time deposits of $100,000 or more”. Prior period amounts have been reclassified to conform to the current period presentation.

(7)	Nonaccruing loans and leases (NALs) divided by total loans and leases.

(8)	March 31, 2008 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(9)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.